ALEXANDER & BALDWIN HOLDINGS, INC.

RESTRICTED STOCK UNIT AWARD ASSUMPTION AGREEMENT

RESTRICTED STOCK UNIT AWARD ASSUMPTION AGREEMENT effective as of the 6th day of June 2012 by and between Alexander & Baldwin Holdings, Inc., a Hawaii corporation (“Holdings”), and ___________________ (“Participant”).

WHEREAS, Participant holds one or more outstanding time-based or performance-based restricted stock unit awards covering shares of the common stock of Alexander & Baldwin, Inc. a Hawaii corporation (“A&B”), which were made to Participant under one or more of the following equity incentive compensation plans of A&B (collectively, the “A&B Plans”):

-           2007 Incentive Compensation Plan, as amended and restated; and

-           1998 Stock Option/Stock Incentive Plan, as amended and restated.

WHEREAS, each of the outstanding restricted stock unit awards held by Participant under one or more of the A&B Plans is more particularly identified in attached Schedule A.

WHEREAS, each of those restricted stock unit awards is evidenced by a Restricted Stock Unit Award Agreement (the “RSU Agreement”) issued to Participant under one of the applicable A&B Plans.

WHEREAS, the corporate structure of A&B has been reorganized into a holding company structure pursuant to which A&B has merged with a wholly-owned subsidiary of Holdings (the “Merger”) and Holdings has thereupon become the parent holding company of A&B in accordance with the terms of the Agreement and Plan of Merger by and among Holdings, A&B and A&B Merger Corporation dated February 13, 2012 (the “Merger Agreement”).

WHEREAS, the provisions of the Merger Agreement require Holdings to assume, upon the consummation of the Merger and the creation of the holding company structure, the obligations of A&B under each outstanding restricted stock unit award under the A&B Plans and to issue to the holder of each such award an agreement evidencing the assumption of that restricted stock unit award.

WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the “Exchange Ratio”) in effect for the Merger is one share of Holdings common stock (“Holdings Common Stock”) for each outstanding share of A&B common stock (“A&B Common Stock”).

WHEREAS, the purpose of this Agreement is to evidence the assumption by Holdings of the restricted stock unit awards identified below that are outstanding at the time of the consummation of the Merger (the “Effective Time”) and to reflect certain adjustments to those awards that will become necessary in connection with their assumption by Holdings in the Merger.

NOW, THEREFORE, it is hereby agreed as follows:

1.           The number of shares of A&B Common Stock subject to the restricted stock unit awards held by Participant immediately prior to the Effective Time and the applicable Plan under which each such award was made are set forth in attached Schedule A.  Holdings hereby assumes, as of the Effective Time, all the duties and obligations of A&B under each of the restricted stock unit awards identified in attached Schedule A (the “Assumed RSU Awards”), and each such Assumed RSU Award is hereby converted into the right to receive shares of Holdings Common Stock in accordance with the terms of that award, as adjusted pursuant to the provisions of this Agreement.  In connection with such assumption, the number of shares of Holdings Common Stock subject to each Assumed RSU Award shall, in accordance with the Exchange Ratio, be equal to the same number of shares of A&B Common Stock currently subject to that that award as specified in attached Schedule A. Accordingly, the number of shares subject to each Assumed RSU Award immediately prior to the Effective Time shall remain the same immediately following the assumption of that award by Holdings pursuant to this Agreement, except that the shares of common stock issuable under each Assumed RSU Award shall be shares of Holdings Common Stock.

2.           The provisions of Paragraph 1 are intended to ensure that the aggregate fair market value of the shares of Holdings Common Stock issuable under each Assumed RSU Award will, immediately after the consummation of the Merger, be equal to the aggregate fair market value, as measured immediately prior to the Merger, of the shares of A&B Common Stock subject to the Assumed RSU Award immediately prior to its assumption hereunder.

3.           The following provisions shall govern each Assumed RSU Award:

(a)           Unless the context otherwise requires, all references in each RSU Award Agreement and the applicable Plan (to the extent incorporated into such RSU Award  Agreement) shall be adjusted as follows: (i)  all references to the “Corporation” or to the “Company” shall now constitute references to Holdings, (ii) all references to  “Common Stock,” “Shares” or “Designated Shares” shall now constitute references to shares of Holdings Common Stock, (iii) all references to the “Board” shall now constitute references to the Board of Directors of Holdings, (iv) all references to the “Committee” or “Compensation Committee” shall constitute references to the Compensation Committee of the Board of Directors of Holdings and (v) all references to “Subsidiary” shall also include any wholly-owned limited liability company within the applicable chain of subsidiaries that is a disregarded entity for U.S. federal income tax purposes.

(b)           Each Assumed RSU Award shall continue to vest in accordance with the same installment service-vesting schedule in effect for that award immediately prior to the Effective Time under the applicable RSU Award Agreement, and no acceleration of such vesting schedule shall occur by reason of the Merger or the assumption of that award by Holdings.

(c)           The shares of Holdings Common Stock that vest under each Assumed RSU Award shall be issuable in accordance with the issuance schedule in effect for that award immediately prior to the Effective Date under the applicable RSU Award Agreement, and no changes to that issuance schedule or the applicable issuance dates shall be made that would otherwise contravene any limitations or restrictions to which that Assumed RSU Award is subject under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.

(d)           The dividend equivalent rights provided to Participant under the RSU Award Agreement for each Assumed RSU Award shall, following the assumption of that award by Holdings, continue in full force and effect in accordance with their respective terms and conditions, and any dividend-equivalent amounts credited to Participant under each such RSU Award Agreement at the time of such assumption but not yet distributed shall subsequently be distributed to Participant in accordance with the distribution provisions (including the timing and method of distribution) of the applicable RSU Award Agreement that govern those dividend equivalents, and nothing in this Assumption Agreement shall affect those distribution provisions.

(e)           For purposes of applying any and all provisions of the applicable RSU Award Agreement and Plan for each Assumed RSU Award that pertain to Participant’s service, whether in the capacity of an employee, non-employee board member, consultant or independent advisor, as one or more of those capacities may be specified in those provisions, including (without limitation) all vesting requirements tied to Participant’s continued service, Participant shall be deemed to continue in such service status for so long as Participant renders services in one or more of the specified capacities to Holdings or any present or future majority or greater-owned Holdings subsidiary. However, should Holdings effect a distribution of all of the outstanding common stock of any wholly-owned subsidiary (the “Spun-off Subsidiary”) to the holders of the outstanding Holdings Common  Stock in a spin-off transaction, then those provisions of the RSU Award  Agreement and the applicable Plan as assumed or otherwise replaced by the Spun-off Subsidiary shall thereafter be applied so that Participant shall be deemed to continue in service status for so long as Participant performs services following such spin-off distribution in one or more of the specified capacities with the Spun-off Subsidiary (or any Parent (other than Holdings) or Subsidiary of the Spun-off Subsidiary), if Participant’s  employee or service relationship is with any of those entities immediately prior to the spin-off distribution.  In addition, Participant will be given appropriate service-vesting credit under each RSU Award Agreement assumed or replaced by the Spun-off Subsidiary for his or her period of continuous service with Holdings or its subsidiaries in one or more of the specified capacities through the date of the spin-off distribution. However, should Participant be a member of the Board of Directors of both Holdings and the Spun-Off Subsidiary immediately prior to the spin-off distribution, then Participant shall, for purposes of the foregoing provisions of this Paragraph 3(e), be deemed to be solely in service of Holdings immediately prior to the spin-off transaction, unless Participant is also serving as the lead independent director of the Spun-off Subsidiary’s Board of Directors immediately prior to the spin-off transaction, in which event Participant shall be deemed hereunder to be solely in the service of the Spun-off Subsidiary immediately prior to the spin-off distribution.

(f)           The automatic share withholding procedure in effect under each Assumed RSU Award shall remain in full force and shall, as a result of such assumption, authorize Holdings to withhold a portion of the shares of Holdings Common Stock otherwise issuable to Participant on each applicable issuance date under that award in order to satisfy the applicable withholding taxes with respect to each such share issuance.

(g)           The change in control provisions of each RSU Agreement assumed hereunder shall hereafter be applied solely on the basis of a change in control transaction applied to Holdings in lieu of A&B.

4.           Except to the extent specifically modified by this Restricted Stock Unit Award Assumption Agreement, all of the terms and conditions of each RSU Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Restricted Stock Unit Award Assumption Agreement.

IN WITNESS WHEREOF, Alexander & Baldwin Holdings, Inc. has caused this Restricted Stock Unit Award Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the day and year first above written.

ALEXANDER & BALDWIN HOLDINGS, INC.

By:

Title: _____________________________________

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Restricted Stock Unit Award Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Alexander & Baldwin, Inc. restricted stock unit awards hereby assumed by Alexander & Baldwin Holdings, Inc. shall be as set forth in the RSU Agreement for that award, the applicable Plan under which that award was made and the foregoing Restricted Stock Unit Award Assumption Agreement.

PARTICIPANT

SCHEDULE A

LIST OF OUTSTANDING RESTRICTED STOCK UNIT AWARDS